UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 29, 2014
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Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	I.R.S. Employer Identification No.

001-31303	BLACK HILLS CORPORATION (A South Dakota Corporation) 625 Ninth Street Rapid City, South Dakota 57701 Telephone 605.721.1700	46-0458824
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 29, 2014, the Company announced that Anthony S. Cleberg, Executive Vice President and Chief Financial Officer, will retire from the Company at the end of March 2015. He has served as the Company’s Principal Financial Officer and Principal Accounting Officer since August 2008. Mr. Cleberg will continue as an Executive Vice President from January 1, 2015 until his retirement in March to provide for a reasonable transition period.

The Company also announced that the Board of Directors appointed Richard W. Kinzley as the Senior Vice President and Chief Financial Officer effective January 1, 2015. Mr. Kinzley, age 48, has 15 years of service with the Company serving in roles of increasing responsibility in the finance, accounting, and corporate strategy and development areas. He has served as the Company’s Vice President and Corporate Controller since February 2013 and Vice President of Strategic Planning and Corporate Development from September 2008 to February 2013. He previously had nine years of experience in public accounting and is a Certified Public Accountant.

As a result of Mr. Kinzley becoming Chief Financial Officer, effective January 2015 his base salary will increase to $330,000 and his target percentage under the Company’s Short-Term Incentive Plan will increase to 50% of base salary. His long-term incentive compensation will be determined at the January 2015 Board of Director Compensation Committee meeting in its normal executive officer compensation review.

Item 8.01 Other Events

The Company also announced the appointment of Brian G. Iverson as Senior Vice President - Regulatory and Government Affairs & Assistant General Counsel effective November 1, 2014. He has served as the Company’s Vice President - Treasurer since 2011 and was Vice President Electric Regulatory Services for our electric utility subsidiaries from 2008 to 2011. He will retain his responsibilities as Treasurer until a successor is named.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK HILLS CORPORATION, Registrant

By:/s/ Anthony S. Cleberg
Anthony S. Cleberg
Executive Vice President
and Chief Financial Officer

Date:October 29, 2014

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